Exhibit 99.1

Camden National Corporation to Present at RBC Capital Markets Financial Institutions Conference on Martha’s Vineyard on September 20

CAMDEN, Maine — September 16, 2005—Robert W. Daigle, President and Chief Executive Officer, and Sean Daly, Chief Financial Officer, of Camden National Corporation (AMEX: CAC; the “Company”), will present at the Financial Institutions Conference hosted by RBC Capital Markets (“RBC”) on Tuesday, September 20, 2005, beginning at 1:10 p.m. The conference will be held at The Harbor View Hotel in Edgartown on Martha’s Vineyard. Camden National Corporation is one of 44 banks invited to participate in this annual conference.

A live Web cast of the conference, including Mr. Daigle’s audio and visual presentation, can be viewed on RBC’s Web site, www.rbccm.com. A copy of Mr. Daigle’s presentation will also be available on the Company’s Web site, www.camdennational.com.

RBC Capital Markets is an international corporate and investment bank, offering customized products and services to institutions, corporations, governments and high net worth clients around the world. RBC Capital Markets was recently ranked by Bloomberg as one of the top 15 investment banks globally in 2004.

RBC Capital Markets is part of one of the world’s largest providers of financial services, Royal Bank of Canada (RBC). Operating since 1869, RBC is a leading international bank with more than US$360 billion in assets and one of the highest credit ratings of any financial institution (Moody’s Aa2, Standard & Poor’s AA -). Today, RBC serves more than 12 million clients worldwide, delivering products and services through offices in North America, Europe, Asia and Australasia.

Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000® and the Russell 2000® under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Mid-coast, Kennebunk and Portland Maine, and recipient of the Governor’s Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 15 offices serving Central, Eastern and Western Maine; Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor. Acadia Financial Consultants is a division of CNB and UKB, offering full-service brokerage services.

SOURCE: Camden National Corporation

CONTACT: Suzanne Brightbill, Public Relations Officer

207-230-2120 or sbrightbill@camdennational.com